Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: John Pollok (803) 765-4628

South State Corporation Reports Second Quarter Operating EPS of $1.09;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—July 24, 2015—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and six-month period ended June 30, 2015.  Highlights of the second quarter 2015 include the following:

•                  Operating earnings improved by $2.4 million to $26.3 million from 1Q 2015, a 10.1% increase

•                  Earnings per share (EPS) — diluted was $1.03 compared to $0.99 in 1Q 2015, a 4.0% increase; and

•                  $0.74 in 2Q 2014, a 39.2% increase

•                  Increased dividend paid to common shareholders by 20.0%; or $0.04 per share since 2Q 2014

•                  Net income available to the common shareholder of $24.9 million improved by 38.6% from 2Q 2014 of $17.9 million

•                  Net loan growth (non-acquired loans exceeded acquired loan runoff) during second quarter was $83.8 million or 5.9% annualized

•                  Non-acquired loan growth totaled $202.0 million or 22.6% annualized growth; which

•                  Outpaced acquired loan runoff of $118.2 million

•                  Performance ratio improvement 2Q 2015 to 1Q 2015

•                  Operating return on average assets improved to 1.32% from 1.23%

•                  Operating return on average tangible equity improved to 16.90% from 16.21%

•                  Efficiency ratio improved to 63.19% from 65.05%

•                  Operating efficiency ratio improved to 61.22% from 65.05% (excludes merger and conversion expenses)

•                  Balance sheet and tangible book value improved from 1Q 2015

•                  OREO decreased $1.1 million to $35.0 million, including the disposition of 58 properties during the quarter

•                  FDIC receivable declined to $11.0 million from $16.7 million at end of 1Q 2015

•                  Noninterest bearing deposits increased by $87.7 million or 20.0% annualized

•                  Shareholders’ equity increased $16.2 million to $1.024 billion

•                  Tangible equity to tangible assets improved to 8.56% from 8.39%

•                  Asset quality improvement from 1Q 2015

•                  Nonperforming assets (NPAs) declined by 8.7%, or $6.2 million, to $65.5 million

•                  NPAs to total assets improved to 0.81% from 0.89%

•                  Net charge offs (recoveries) on non-acquired loans were 0.12% in 2Q 2105 up from net recoveries of (0.01%)

•                  Net charge offs on acquired non-credit impaired loans decreased to 0.18% in 2Q 2015 compared to 0.56%

•                  Coverage ratio of ALLL on non-acquired non-performing loans improved to 141.0% from 121.6%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.25 per share payable on its common stock.  This per share amount is $0.01 per share, or 4.2% higher than the dividend paid in the immediately preceding quarter and is $0.04 per share, or 19.0%, higher than a year ago.  The dividend will be payable on August 21, 2015 to shareholders of record as of August 14, 2015.

Branch Initiatives - Update

The consolidation (12) or sale (2) of 14 branches and ATM locations in 2015 during the second, third and fourth quarters is summarized below:

•                  Consolidated eight of the twelve locations during the second quarter (May and June);

•                  Expect to close or sell the additional six branches during the second half of 2015.

Received all regulatory approvals and anticipate closing on or around August 21, 2015 the purchase and assumption of 13 former Bank of America branches (12 in South Carolina and 1 in Georgia).

Second Quarter 2015 Financial Performance

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	June 30,
INCOME STATEMENT	2015	2015	2014	2014	2014	2015	2014
Interest income
Loans, including fees (8)	$79,407	$78,848	$79,893	$78,700	$79,322	$158,254	$161,163
Investment securities, federal funds sold and securities purchased under agreements to resell	5,358	5,150	5,487	5,648	5,509	10,509	11,006
Total interest income	84,765	83,998	85,380	84,348	84,831	168,763	172,169
Interest expense
Deposits	1,737	2,003	2,246	2,395	2,261	3,740	4,654
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	751	946	1,583	1,584	1,597	1,698	3,200
Total interest expense	2,488	2,949	3,829	3,979	3,858	5,438	7,854
Net interest income	82,277	81,049	81,551	80,369	80,973	163,325	164,315
Provision for loan losses (1)	3,145	818	1,481	2,091	2,169	3,963	3,018
Net interest income after provision for loan losses	79,132	80,231	80,070	78,278	78,804	159,362	161,297
Noninterest income	30,082	26,505	25,299	24,453	24,399	56,588	45,078
Pre-tax operating epense	69,292	70,485	70,077	68,212	69,379	139,777	140,817
Branch consolidation expense	2,237	—	—	—	—	2,237	—
Merger and branding related expense	—	—	4,599	6,846	6,510	—	12,495
Total noninterest expense	71,529	70,485	74,676	75,058	75,889	142,014	153,312
Income before provision for income taxes	37,685	36,251	30,693	27,673	27,314	73,936	53,063
Provision for income taxes	12,813	12,325	9,445	8,346	9,368	25,138	18,200
Net income	24,872	23,926	21,248	19,327	17,946	48,798	34,863
Preferred stock dividends	—	—	—	—	—	—	1,073
Net income available to common shareholders	$24,872	$23,926	$21,248	$19,327	$17,946	$48,798	$33,790

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$24,872	$23,926	$21,248	$19,327	$17,946	$48,798	$34,863
Securities (gains) losses, net of tax	—	—	—	63	(58)	—	(58)
Merger and branding related expense, net of tax	—	—	3,184	4,781	4,277	—	8,209
Branch consolidation expense	1,476	—	—	—	—	1,476	—
Net operating earnings (non-GAAP)	26,348	23,926	24,432	24,171	22,165	50,274	43,014
Preferred stock dividends	—	—	—	—	—	—	1,073
Net operating earnings available to common shareholders (non-GAAP)	$26,348	$23,926	$24,432	$24,171	$22,165	$50,274	$41,941

Basic earnings per common share	$1.04	$1.00	$0.89	$0.81	$0.75	$2.04	$1.41
Diluted earnings per common share	$1.03	$0.99	$0.88	$0.80	$0.74	$2.02	$1.40
Operating earnings per common share - Basic (non-GAAP) (3)	$1.10	$1.00	$1.02	$1.01	$0.93	$2.10	$1.76
Operating earnings per common share - Diluted (non-GAAP) (3)	$1.09	$0.99	$1.01	$1.00	$0.92	$2.08	$1.74
Dividends per common share	$0.24	$0.23	$0.22	$0.21	$0.20	$0.47	$0.39
Basic weighted-average common shares outstanding	23,980,602	23,943,443	23,911,515	23,898,982	23,892,245	23,947,160	23,881,649
Diluted weighted-average common shares outstanding	24,258,014	24,200,709	24,189,289	24,160,461	24,140,600	24,213,710	24,126,105
Effective tax rate	34.00%	34.00%	30.77%	30.16%	34.30%	34.00%	34.30%

The Company reported consolidated net income available to common shareholders of $24.9 million, or $1.03 per diluted common share for the three-months ended June 30, 2015 up from $23.9 million, or $0.99 per diluted common share for the three-months ended March 31, 2015.  The $946,000 increase was the result of an increase in interest income of $767,000 (from non-acquired interest income), a decrease in interest expense of $461,000 (no interest expense related to $46.3 million of trust preferred securities and lower time deposit interest expense), an increase in the provision for loan losses of $2.3 million (primarily in the nonacquired loan portfolio), increase in noninterest income of $3.6 million (less amortization of indemnification asset and improvement in most categories of noninterest income), increase in noninterest expenses of $1.0 million (branch consolidation expenses) and an increase in the provision for income taxes of $488,000.  During the quarter, our effective income tax rate remained at 34.00%.

“We continued to make excellent progress in many areas during the second quarter.  Two of our primary objectives this year have been improved efficiency levels and organic growth,” said Robert R. Hill, Jr., CEO of South State Corporation.  “I can report at mid-year that our company has made meaningful strides in these endeavors, and we see many more opportunities for further gains.  Our team’s efforts have produced a 39% increase in second quarter earnings this year compared to the same period in 2014.  More importantly, we have built strong market share in growing markets that we expect will enable continued growth.  I am pleased to announce an additional increase in the cash dividend on common stock to $0.25 per share.  This marks our sixth consecutive quarterly dividend increase and is 19% higher than our dividend at this time a year ago.”

Balance Sheet and Capital

	Ending Balance
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
BALANCE SHEET	2015	2015	2014	2014	2014
Assets
Cash and cash equivalents	$593,382	$630,734	$417,869	$503,028	$589,523
Investment securities:
Securities held to maturity	9,659	9,659	9,659	10,389	10,389
Securities available for sale, at fair value	841,661	808,396	806,766	805,114	795,741
Other investments	9,031	9,031	10,518	10,518	10,518
Total investment securities	860,351	827,086	826,943	826,021	816,648
Loans held for sale	73,055	87,342	61,840	57,683	56,407
Loans:
Acquired credit impaired	823,981	866,504	919,402	980,492	1,047,336
Acquired non-credit impaired	1,171,672	1,247,349	1,327,999	1,377,343	1,447,583
Non-acquired	3,788,399	3,586,405	3,467,826	3,304,708	3,174,625
Less allowance for non-acquired loan losses (1)	(34,782)	(33,538)	(34,539)	(34,804)	(35,422)
Loans, net	5,749,270	5,666,720	5,680,688	5,627,739	5,634,122
FDIC receivable for loss share agreements	11,035	16,713	22,161	30,983	43,766
Other real estate owned (“OREO”)	35,042	36,096	42,726	51,250	53,733
Premises and equipment, net	171,582	171,565	171,772	173,425	184,113
Bank owned life insurance	100,363	99,751	99,140	98,505	97,933
Deferred tax asset	45,911	40,629	42,692	60,322	66,780
Mortgage servicing rights	25,325	21,510	21,601	22,052	21,015
Core deposit and other intangibles	45,260	47,223	49,239	51,291	53,371
Goodwill	317,688	317,688	317,688	317,688	317,688
Other assets	56,720	58,525	71,868	60,101	58,587
Total assets	$8,084,984	$8,021,582	$7,826,227	$7,880,088	$7,993,686

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$1,844,973	$1,757,302	$1,639,953	$1,654,308	$1,626,995
Interest-bearing	4,822,555	4,876,355	4,821,092	4,863,920	4,952,847
Total deposits	6,667,528	6,633,657	6,461,045	6,518,228	6,579,842
Federal funds purchased and securities sold under agreements to repurchase	287,903	276,774	221,541	231,229	280,595
Other borrowings	55,055	55,003	101,210	101,127	101,045
Other liabilities	50,719	48,584	57,511	62,509	79,186
Total liabilities	7,061,205	7,014,018	6,841,307	6,913,093	7,040,668

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,494	60,392	60,377	60,338	60,325
Surplus	704,625	702,648	701,764	700,579	699,324
Retained earnings	260,591	241,526	223,156	207,219	192,961
Accumulated other comprehensive income (loss)	(1,931)	2,998	(377)	(1,141)	408
Total shareholders’ equity	1,023,779	1,007,564	984,920	966,995	953,018
Total liabilities and shareholders’ equity	$8,084,984	$8,021,582	$7,826,227	$7,880,088	$7,993,686

Common shares issued and outstanding	24,197,531	24,156,759	24,150,702	24,135,220	24,130,006

At June 30, 2015, the Company’s total assets were $8.1 billion, up from $8.0 billion at March 31, 2015 and up $258.8 million from December 31, 2014.  During the second quarter of 2015, the Company experienced asset growth primarily in loans of $83.8 million, excluding the change in the allowance for loan losses, and in investment securities totaling $33.3 million.  During the second quarter, the Company began the process of increasing the investment portfolio as a percentage to total assets and expects this to continue throughout the remainder of 2015.  Mortgage servicing rights asset increased $3.8 million due to an increase in rates and more loans serviced.  Our net deferred tax asset increased $5.3 million primarily from the decline in the deferred tax liability associated with the smaller unrealized gain in available for sale securities, and from a reclassification of current taxes owed related to prior tax years.  These increases were offset by declines in cash and cash equivalents of $37.4 million; loans held for sale of $14.3 million; FDIC receivable of $5.7 million and OREO of $1.1 million.  Liabilities increased due to noninterest bearing deposit growth of $87.7 million partially offset by decline in interest bearing deposits of $53.8 million.  Fed funds purchased and securities sold under repurchase agreements increased by $11.1 million.

The Company’s book value per common share increased to $42.31 per share at June 30, 2015, compared to $41.71 at March 31, 2015, and $40.78 at December 31, 2014.  Capital increased by $16.2 million due primarily to net income of $24.9 million, which was offset by the common dividend paid of $5.8 million.  Accumulated other comprehensive gain changed to a comprehensive loss during the second quarter 2015, with the decline in the unrealized gains in the AFS securities portfolio during the quarter of $5.1 million, net of tax.  Tangible book value (“TBV”) per common share increased by $0.71 per share to $27.31 at June 30, 2015 compared $26.60 at March 31, 2015, and increased by $1.72 per share from $25.59 at December 31, 2014.  The quarterly increase was primarily the result of earnings per share of $1.03 during the quarter, offset by the dividend paid to shareholders during the quarter of $0.24 per share.  In addition, tangible equity to tangible assets increased to 8.56% at June 30, 2015 up from 8.39% at March 31, 2015 and up from 8.28% at December 31, 2014.  At June 30, 2014, this ratio was 7.63%.

The total risk-based capital (RBC) ratio is estimated to be 13.7% down from March 31, 2015 of 13.8%, due primarily to loan growth and expiration of the commercial loss share agreement at March 31, 2015 associated with the CBT transaction from January 2010.  Total RBC was also down from December 31, 2014 of 14.3%, for the same two reasons above and due to the adoption of Basel III and redemption of $46.3 million of trust preferred securities.  Tier 1 leverage ratio increased slightly from March 31, 2015 to 9.6%.  The Company’s capital position remains “well-capitalized” by all measures at June 30, 2015.

“During the second quarter, we had $202 million of growth in our non-acquired loan portfolio, which allowed us to achieve approximately $84 million, or 6% annualized, net loan growth,” said John C. Pollok, COO and CFO.  “The improvement in non-interest revenue from all of our business units and the improved operating leverage during the second quarter, have us well-positioned going into the last half of 2015.”

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2015	2015	2014	2014	2014	2015	2014
PERFORMANCE RATIOS
Return on average assets (annualized)	1.24%	1.23%	1.07%	0.96%	0.91%	1.24%	0.88%
Operating return on average assets (annualized) (non-GAAP) (3)	1.32%	1.23%	1.23%	1.21%	1.12%	1.27%	1.09%
Operating return on average equity (annualized) (non-GAAP) (3)	10.36%	9.73%	9.93%	9.99%	9.43%	10.05%	8.96%
Return on average tangible common equity (annualized) (non-GAAP) (7)	16.00%	16.21%	14.77%	13.97%	13.62%	16.10%	13.12%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.90%	16.21%	16.85%	17.23%	16.59%	16.56%	16.04%
Efficiency ratio (tax equivalent)	63.19%	65.05%	69.34%	70.98%	71.52%	64.10%	72.68%
Operating efficiency ratio (9)	61.22%	65.05%	65.07%	64.51%	65.39%	63.09%	66.75%
Dividend payout ratio (2)	23.35%	23.22%	25.00%	26.22%	26.89%	23.29%	27.84%
Book value per common share	$42.31	$41.71	$40.78	$40.07	$39.50
Tangible common equity per common share (non-GAAP) (7)	$27.31	$26.60	$25.59	$24.78	$24.12

CAPITAL RATIOS
Equity-to-assets	12.66%	12.56%	12.58%	12.27%	11.92%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.56%	8.39%	8.28%	7.96%	7.63%
Tier 1 common equity (6)	12.1%	12.2%
Tier 1 leverage (6)	9.6%	9.5%	9.4%	9.1%	8.9%
Tier 1 risk-based capital (6)	13.0%	13.1%	13.5%	13.2%	12.9%
Total risk-based capital (6)	13.7%	13.8%	14.3%	14.1%	13.8%

OTHER DATA
Number of branches	120	127	127	127	135
Number of employees (full-time equivalent basis)	2,028	2,051	2,081	2,057	2,095

Asset Quality

	Ending Balance
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(Dollars in thousands)	2015	2015	2014	2014	2014
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$24,661	$27,574	$28,516	$30,481	$35,313
Restructured loans
Non-acquired OREO and other nonperforming assets	5,862	6,500	7,947	9,360	9,003
Total non-acquired nonperforming assets	30,523	34,074	36,463	39,841	44,316
Acquired
Acquired nonperforming loans	5,274	7,380	7,646	5,860	—
Acquired OREO and other nonperforming assets	29,720	30,268	35,473	42,530	45,542
Total acquired nonperforming assets	34,994	37,648	43,119	48,390	45,542
Total nonperforming assets	$65,517	$71,722	$79,582	$88,231	$89,858

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2015	2015	2014	2014	2014	2015	2014
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.92%	0.94%	1.00%	1.05%	1.12%	0.92%	1.12%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	141.04%	121.63%	121.12%	114.18%	100.31%	141.04%	100.31%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.12%	-0.01%	0.13%	0.26%	0.17%	0.06%	0.11%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.18%	0.56%	0.14%	0.12%	0.00%	0.37%	0.00%
Total nonperforming assets as a percentage of total assets	0.81%	0.89%	1.02%	1.12%	1.12%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.65%	0.77%	0.82%	0.92%	1.11%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.80%	0.95%	1.05%	1.20%	1.39%
Total nonperforming assets as a percentage of total assets (5)	0.38%	0.42%	0.47%	0.51%	0.55%

During the second quarter of 2015, overall asset quality improved as NPAs declined by $6.2 million, or 8.7% to $65.5 million, and represented 0.81% of total assets.  Compared to June 30, 2014, NPAs have declined by $24.3 million, or 27.1%, and represented 1.12% of total assets.  Non-acquired NPAs, excluding acquired loans and acquired other real estate owned (OREO), declined by $3.6 million, or 10.4%, to $30.5 million.  Non-acquired nonperforming loans decreased by $2.9 million, or 10.6%, and non-acquired OREO and other assets repossessed decreased $638,000, or 9.8%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.80% compared to 0.95% in the first quarter of 2015.

During the second quarter, the Company reported $5.3 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was a decrease of $2.1 million from the first quarter of 2015.  Additionally, acquired nonperforming OREO and other assets owned declined by $548,000 million to $29.7 million from March 31, 2015 and by $5.8 million from December 31, 2014.

At June 30, 2015, the allowance for non-acquired loan losses was $34.8 million or 0.92% of non-acquired period-end loans.  The current allowance for loan losses provides 1.41 times coverage of period-end non-acquired nonperforming loans, up from 1.22 times at March 31, 2015 and December 31, 2014.  At June 30, 2014, this coverage was 1.00.  Net charge-offs (recoveries) within the non-acquired portfolio were $1.1 million, or 0.12% annualized in the second quarter compared to ($54,000) for the first quarter or (0.01%) annualized.  Second quarter 2014 net charge-offs totaled $1.3 million, or 0.17% annualized.  During the second quarter, the allowance for loan losses was increased by $2.4 million compared to a decrease of $1.1 million in the first quarter of 2015 through the provision for loan losses.  The increase was primarily due to larger loans and increases in certain loan types during the second quarter.

Net charge offs related to “acquired non-credit impaired loans” were $533,000 or 0.18% annualized, and the Company recorded a provision for loan losses, accordingly, during the second quarter.  These charge-offs consisted primarily of home equity loans on the coast of South Carolina and other consumer loans.  This was lower than the first quarter 2015 of $1.8 million, or 0.56% annualized net charge offs.

Total OREO decreased by $1.1 million during the second quarter to $35.0 million compared to the first quarter of 2015.  This decline was primarily the result the disposition of 58 properties during the quarter.  Overall, OREO and loan related costs declined by $995,000 compared to the first quarter 2015, and increased by $283,000 compared to the second quarter of 2014.

Net Interest Income and Margin

	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$408,611	$464	0.46%	$371,226	$411	0.45%	430,316	$441	0.41%
Investment securities (taxable)	687,990	3,822	2.23%	674,310	3,661	2.20%	663,378	3,997	2.42%
Investment securities (tax-exempt)	139,473	1,072	3.08%	140,954	1,078	3.10%	147,531	1,071	2.91%
Loans held for sale	66,792	623	3.74%	54,673	413	3.06%	50,423	435	3.46%
Loans	5,713,175	78,784	5.53%	5,706,831	78,435	5.57%	5,618,901	78,887	5.63%
Total interest-earning assets	7,016,041	84,765	4.85%	6,947,994	83,998	4.90%	6,910,549	84,831	4.92%
Noninterest-earning assets	1,018,348			949,207			1,032,404
Total Assets	$8,034,389			$7,897,201			$7,942,953

Interest-Bearing Liabilities:
Transaction and money market accounts	$2,985,239	$681	0.09%	$2,942,678	$747	0.10%	$2,891,910	$822	0.11%
Savings deposits	677,018	110	0.07%	664,074	110	0.07%	675,278	124	0.07%
Certificates and other time deposits	1,163,359	946	0.33%	1,208,934	1,146	0.38%	1,419,275	1,314	0.37%
Federal funds purchased and repurchase agreements	306,041	105	0.14%	279,569	96	0.14%	247,672	89	0.14%
Other borrowings	55,022	646	4.71%	58,073	850	5.94%	101,007	1,508	5.99%
Total interest-bearing liabilities	5,186,679	2,488	0.19%	5,153,328	2,949	0.23%	5,335,142	3,857	0.29%
Noninterest-bearing liabilities	1,827,465			1,746,400			1,664,876
Shareholders’ equity	1,020,245			997,473			942,935
Total Non-IBL and shareholders’ equity	2,847,710			2,743,873			2,607,811
Total liabilities and shareholders’ equity	$8,034,389			$7,897,201			$7,942,953
Net interest income and margin (NON-TAX EQUIV.)		$82,277	4.70%		$81,049	4.73%		$80,974	4.70%
Net interest margin (TAX EQUIVALENT)			4.75%			4.78%			4.75%

Non-taxable equivalent net interest income was $82.3 million for the second quarter of 2015, a $1.2 million increase from the first quarter of 2015, resulting primarily from the following:

1.              A $146.7 million increase in the average balance of non-acquired loans which resulted in an increase in non-acquired loan interest income of approximately $1.4 million; with the yield decreasing to 4.04% during the second quarter from 4.10% in the first quarter; partially offset by

2.              A $140.3 million decrease in the average balance of acquired loans from the first quarter of 2015, coupled with a 25 basis point improvement in the yield resulted in a decline in acquired loan interest income of $1.0 million.  The yield improvement on acquired loans from 7.93%, in the first quarter of 2015, to 8.18%, in the second quarter of 2015, was the result of continued improvement in expected cash flows (additional credit releases in 2Q), which results in more loan accretion (income); and

3.              Interest expense declined by $461,000 from the first quarter of 2015.  This decline was primarily the result of (a) the decrease in interest expense on other borrowings of $204,000, as the second quarter had no interest expense associated with the $46.3 million of trust preferred securities redeemed in early January 2015, and (b) the average balance of certificates and other time deposits declined $45.6 million and the rate declined by 5 basis points during the quarter, resulting in a decrease of interest expense of $200,000.

Tax-equivalent net interest margin decreased 3 basis points from the first quarter of 2015 and was equal to the yield in the second quarter of 2014.  The Company’s average yield on interest-earning assets decreased 5 basis points while the average rate on interest-bearing liabilities decreased 4 basis points from the first quarter of 2015.  During the second quarter of 2015, the Company’s average total assets increased slightly to $8.0 billion from $7.9 billion at March 31, 2015 and at December 31, 2014.  Average earning assets increased to $7.0 billion up from $6.9 billion at March 31, 2015.  Average interest-bearing liabilities remained the same at $5.2 billion for both second quarter of 2015 and first quarter of 2015.  Average non-interest bearing demand deposits increased by $83.7 million during the quarter and by $185.0 million from June 30, 2014.  Including the impact of noninterest bearing deposits, the Company’s cost of funds equaled 14 basis points in the second quarter compared to 17 basis points in the first quarter.

Noninterest Income and Expense

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in thousands)	2015	2015	2014	2014	2014	2015	2014
Noninterest income:
Fees on deposit accounts	$17,699	$16,492	$17,109	$17,637	$17,617	$34,192	$34,441
Mortgage banking income	7,089	6,626	4,072	4,124	4,683	13,715	7,974
Trust and investment services income	5,051	4,934	4,499	4,490	4,812	9,985	9,355
Securities gains, net	—	—	—	(90)	88	—	88
Amortization of FDIC indemnification asset	(2,042)	(3,207)	(4,177)	(4,825)	(5,815)	(5,249)	(12,893)
Recoveries of fully charged off acquired loans	965	255	1,633	1,596	1,660	1,220	2,946
Other	1,320	1,405	2,163	1,521	1,354	2,725	3,167
Total noninterest income	$30,082	$26,505	$25,299	$24,453	$24,399	$56,588	$45,078

Noninterest expense:
Salaries and employee benefits	$39,754	$40,987	$39,034	$40,029	$40,276	$80,741	$79,369
Net occupancy expense	5,046	5,237	5,701	5,387	5,763	10,283	11,371
Information services expense	4,382	3,958	3,724	3,417	4,435	8,340	8,832
Furniture and equipment expense	2,762	3,145	3,100	3,166	3,264	5,907	7,005
Bankcard expense	2,285	1,980	2,043	2,141	2,088	4,265	4,344
OREO expense and loan related	2,019	3,014	2,520	3,374	1,736	5,033	5,939
Business development and staff related	1,983	2,147	1,736	1,482	1,972	4,130	3,695
Amortization of intangibles	1,964	2,016	2,052	2,080	2,084	3,980	4,188
Professional fees	1,585	1,409	1,459	1,068	1,115	2,994	2,379
Supplies, printing and postage expense	1,430	1,612	2,074	1,681	1,599	3,042	3,182
FDIC assessment and other regulatory charges	1,253	1,184	1,321	1,268	1,267	2,437	2,843
Advertising and marketing	1,009	855	1,172	837	892	1,864	1,745
Other operating expenses	3,820	2,941	4,141	2,282	2,888	6,761	5,925
Branch consolidation expense	2,237	—	—	—	—	2,237	—
Merger and branding related expense	—	—	4,599	6,846	6,510	—	12,495
Total noninterest expense	$71,529	$70,485	$74,676	$75,058	$75,889	$142,014	$153,312

Noninterest income was higher than the first quarter of 2015 by approximately $3.6 million to $30.1 million. The increase was the result of the following:

•                  Lower amortization of the FDIC indemnification asset by $1.2 million due to the expiration of the CBT commercial loss share agreement (expect lower amortization in subsequent quarters, however, not as significant as this quarter’s improvement);

•                  Higher mortgage banking income of $463,000, due primarily to an increased rate environment and higher volume of mortgage loans;

•                  Higher fees on deposit accounts totaling $1.2 million.  This increase was the result of $719,000  due to increased usage of debit / ATM cards and $511,000 from NSF fees; and

•                  Higher recoveries on acquired credit impaired loans of $710,000.

Compared to the second quarter of 2014, noninterest income grew by $5.7 million due to the reduced amortization of the indemnification asset by $3.8 million and improved mortgage banking income of $2.4 million from favorable rate environment and higher volume of loans.  These increases were partially offset by a decline in recoveries of acquired loans of $695,000.

Noninterest expense was $71.5 million in the second quarter of 2015, an increase of $1.0 million from $70.5 million in the first quarter of 2015.  This increase from the first quarter of 2015 was due to $2.2 million of expenses related to branch consolidation during the quarter.  Salaries and benefits were down during the quarter by $1.2 million due primarily to payroll taxes (FICA and unemployment) and an increase in the amount of compensation cost deferred from loan originations.  The company implemented new standard cost deferrals for all loan originations in the second quarter of 2015.  OREO expense and other loan related costs were $995,000 lower than the first quarter.  In the first quarter, the Company auctioned 70 assets in February and the related loss was $640,000, net of indemnification claims.  Other improvements were in furniture and equipment expense, net occupancy, and supplies, printing and postage expense.  These improvements were offset by increases in the following categories:  Information services of $424,000, bankcard expense of $305,000, and other expense of $879,000.

Compared to the second quarter of 2014, noninterest expense improved by $4.4 million primarily with the decline in merger and conversion expense related to merger-branding in 2014 and branch consolidations in 2015.

South State Corporation will hold a conference call today, July 24th; at 11 a.m. Eastern Time during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10068054.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 24th by 2:00 p.m. Eastern Time until 9:00 a.m. on August 7th, 2015.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10068054.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded over 80 years ago in 1933, the company’s primary subsidiary, South State Bank, serves the financial needs of its local communities in 19 South Carolina counties, 12 Georgia counties and 4 North Carolina counties. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.1 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
RECONCILIATION OF NON-GAAP TO GAAP	2015	2015	2014	2014	2014	2015	2014
Operating Earnings (non-GAAP) (3)
Net operating earnings available to common shareholders (non-GAAP)	$26,348	$23,926	$24,432	$24,171	$22,165	$50,274	$41,942
Securities (gains) losses, net of tax	—	—	—	(63)	58	—	58
Branch consolidation expense, net of tax	(1,476)	—	—	—	—	(1,476)	—
Merger and branding related expense, net of tax	—	—	(3,184)	(4,781)	(4,277)	—	(8,210)
Net income available to common shareholders (GAAP)	$24,872	$23,926	$21,248	$19,327	$17,946	$48,798	$33,790

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.10	$1.00	$1.02	$1.01	$0.93	$2.10	$1.76
Effect to adjust for branch consolidation expenses	(0.06)	—	—	—	—	(0.06)	—
Effect to adjust for merger and branding related expenses	—	—	(0.13)	(0.20)	(0.18)	—	(0.35)
Earnings per common share - Basic (GAAP)	$1.04	$1.00	$0.89	$0.81	$0.75	$2.04	$1.41

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$1.09	$0.99	$1.01	$1.00	$0.92	$2.08	$1.74
Effect to adjust for branch consolidation expenses	(0.06)	—	—	—	—	(0.06)	—
Effect to adjust for merger and branding related expenses	—	—	(0.13)	(0.20)	(0.18)	—	(0.34)
Earnings per common share - Diluted (GAAP)	$1.03	$0.99	$0.88	$0.80	$0.74	$2.02	$1.40

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.32%	1.23%	1.23%	1.21%	1.12%	1.27%	1.09%
Effect to adjust for branch consolidation expenses	-0.08%	0.00%	0.00%	0.00%	0.00%	-0.03%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	-0.16%	-0.25%	-0.21%	0.00%	-0.21%
Return on average assets (GAAP)	1.24%	1.23%	1.07%	0.96%	0.91%	1.24%	0.88%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	10.36%	9.73%	9.93%	9.99%	9.43%	10.05%	8.96%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	-0.03%	0.02%	0.00%	0.01%
Effect to adjust for branch consolidation expenses	-0.58%	0.00%	0.00%	0.00%	0.00%	-0.30%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	-1.30%	-1.97%	-1.82%	0.00%	-1.71%
Return on average equity (GAAP)	9.78%	9.73%	8.63%	7.99%	7.63%	9.75%	7.26%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	16.90%	16.21%	16.85%	17.23%	16.59%	16.56%	16.04%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	-0.03%	0.02%	0.00%	0.01%
Effect to adjust for branch consolidation expenses	-0.58%	0.00%	0.00%	0.00%	0.00%	-0.30%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	-1.29%	-1.98%	-1.82%	0.00%	-1.77%
Effect to adjust for intangible assets	-6.54%	-6.48%	-6.93%	-7.24%	-7.17%	-6.51%	-7.01%
Return on average common equity (GAAP)	9.78%	9.73%	8.63%	7.99%	7.63%	9.75%	7.27%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$27.31	$26.60	$25.59	$24.78	$24.12
Effect to adjust for intangible assets	15.00	15.11	15.19	15.29	15.38
Book value per common share (GAAP)	$42.31	$41.71	$40.78	$40.07	$39.50

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.56%	8.39%	8.28%	7.96%	7.63%
Effect to adjust for intangible assets	4.10%	4.17%	4.30%	4.31%	4.29%
Equity-to-assets (GAAP)	12.66%	12.56%	12.58%	12.27%	11.92%

Footnotes to tables:

(1)   Loan data excludes mortgage loans held for sale.

(2)   The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)   Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branding related expense.  Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branding related expense of $4.6 million, $6.8 million, and $6.5 million, for the quarters ended December 31, 2014, September 30, 2014, and June 30, 2014, respectively; (b) branch consolidation expenses of $2.2 million for the quarter ended June 30, 2015; and (c) securities gains (losses) of ($90,000) and $88,000 for the quarters ended September 30, 2014 and June 30, 2014.

(4)   Repossessed assets include OREO and other nonperforming assets.

(5)   Calculated by dividing total non-acquired NPAs by total assets.

(6)   June 30, 2015 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.  All ratios are rounded down to one decimal point.

(7)   The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(8)   Includes noncash loan interest income related to the discount on acquired performing loans of $1.6 million; $1.6 million; $2.3 million; $2.4 million; and $2.2 million, respectively during the five quarters above; and $3.2 million and $5.2 million for the six months ended June 30, 2015, and 2014, respectively.

(9)   Operating efficiency ratio is calculated by taking the noninterest expense excluding merger cost divided by net interest income and noninterest income excluding securities gains (losses).

Cautionary Statement Regarding Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.   Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.   The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against the Company; (2) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (3) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of the Company’s equity; (4) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (5) risks associated with an anticipated increase in the Company’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities the Company desires to acquire are not available on terms acceptable to the Company; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) cybersecurity risk related to our dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches,  subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (14) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (15) greater than expected noninterest expenses; (16) excessive loan losses; (17) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (18) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integrations, and including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (19) the risks of fluctuations in market prices for Company common stock that may or may not reflect economic condition or performance of the Company; (20) the payment of dividends on Company common stock is subject to regulatory supervision as well as the discretion of the board of directors of the Company, the Company’s performance and other factors; and (21) other risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K filed with the SEC or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward looking statements.  The Company undertakes no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.